Exhibit 99.1

CONTACT:
B. Grant Yarber
President and Chief Executive Officer
Phone: (919) 645-3494
Email: gyarber@capitalbank-nc.com

FOR IMMEDIATE RELEASE

Capital Bank To Acquire Fayetteville Branches of Omni National Bank

RALEIGH, N.C. – September 25, 2008 – Capital Bank Corporation (Nasdaq: CBKN), headquartered in Raleigh, NC and the parent company of Capital Bank, today announced that it has entered into a definitive purchase agreement to acquire the four Fayetteville area offices of Omni National Bank in a cash transaction. Omni National Bank is the banking subsidiary of Omni Financial Services, Inc., a bank holding company headquartered in Atlanta, GA.

As a result of this transaction, Capital Bank will assume deposits currently totaling approximately $105 million and will purchase approximately $50 million in selected loan balances. In addition, Capital Bank will acquire the real estate assets and fixed capital equipment associated with the four branches. Upon completion of the transaction, the Fayetteville branches will operate as full service Capital Bank branch offices.

Commenting on the transaction, B. Grant Yarber, Capital Bank Corporation President and Chief Executive Officer, stated, “Our neighbors in Fayetteville have always been in our expansion plans. Fayetteville and the surrounding area have much to offer as a leading economic center, and now the future is even brighter with the Base Realignment and Closure Act (BRAC). Fayetteville is home to Fort Bragg, the largest global Army installation with an estimated 10% of the Army’s active forces. BRAC is expected to increase the population at Fort Bragg by approximately 30% through 2012, generating countless small business and other economic opportunities throughout the region. Prior to this transaction, we have been servicing a number of Fayetteville relationships from our nearby offices in Sanford, NC. We look forward to providing the convenience of local branches to our new customers and are committed to continuing the great traditions of customer and community service after the transaction is completed.”

Stephen M. Klein, Omni’s Chairman and Chief Executive Officer, commented, “Given the current market environment, the divestiture of our North Carolina community banking operations is necessary as it strengthens our capital position. The Fayetteville branches have played an important role in the history of our company, and I would like to thank all the employees for their hard work and dedication since 2000. I am confident that both our employees and customers will be treated well by Capital Bank, an organization with which we have been exceedingly impressed during the negotiations. This is a positive result for all parties.”

Pending regulatory approval, the transaction is expected to close in December 2008.

Capital Bank was advised by McColl Partners in this transaction while Omni was advised by Sandler O’Neill + Partners, L.P.

Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $1.6 billion in total assets, offers a broad range of financial services. Capital Bank operates 27 banking offices in Asheville (4), Burlington (4), Cary, Graham (2), Hickory, Mebane, Morrisville, Oxford, Pittsboro, Raleigh (5), Sanford (3), Siler City, Wake Forest and Zebulon. The company’s website is www.capitalbank-nc.com.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

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